Exhibit 3.4

State of Louisiana
W. “Fox” McKeithen, Secretary of State
P.O. Box 94125
Baton Rouge, LA  70804-9125

Corporation Division

Amendment of Articles of Organization

1.                                      The name of the limited liability company is:  Louisiana Security Holdings, L.L.C.

2.                                      The effective date of this document is the date it is filed by the Secretary of State of Louisiana.

3.                                      This amendment was adopted by the members of the limited liability company on December 23, 1997 pursuant to the Third Amended and Restated Operating Agreement of Louisiana Security Holdings, L.L.C.

4.                                      This amendment is required to be filed in order to effectuate a change in the name of the limited liability company.

5.                                      The Articles of Organization are hereby amended by deleting Number 1 and substituting in its place instead the following:

The name of the limited liability company organized pursuant to these Articles of Organization shall be Interface Security Systems, L.L.C. (hereinafter, the “Company”).

Louisiana Security Holdings, L.L.C.

By:	/s/ David W. Bergmann
David W. Bergmann
Member/Manager/Chairman of the Board and Chief Executive Officer

STATE OF MISSOURI	)
	)	SS.
COUNTY OF ST. LOUIS	)

On this 6th day of February, 1998, before me personally appeared David W. Bergmann, to me known to be the person described in and who executed the foregoing instrument and acknowledged that she executed the same as her free act and deed and that the statements contained therein are true and correct to the best of her knowledge, information and belief.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Donna L. Englert
Notary Public

My Commission Expires:

November 16, 2001